Exhibit 14

MOLECULAR IMAGING CORPORATION

Code of Ethics for the

Principal Executive Officer and Senior Financial Officers

I. INTRODUCTION

A. Purpose of Code.

Molecular Imaging Corporation (the “Corporation”) is committed to the highest standards of legal and ethical conduct, including providing full and accurate financial disclosure in compliance with applicable laws, rules and regulations and maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations.

This Code of Ethics for Principal Executive Officer and Senior Financial Officers (this “Code”) is designed to set forth particular standards of conduct that the Corporation requires its principal executive officer and its senior financial officers to follow. Any activity by a principal executive officer or senior financial officer of the Corporation contrary to this Code is prohibited and is not within the scope of employment or authority of such persons.

B. Persons Subject to this Code.

This Code is applicable to the following Corporation personnel:

1. Principal executive officer

2. Principal financial officer

3. Principal accounting officer (if and when applicable)

4. Controller (if and when applicable); and

5. Other persons performing similar functions as persons in the enumerated positions (individually, a “Covered Person” and collectively, the “Covered Persons”).

C. Distribution and Commitment.

All Covered Persons will be given a copy of this Code. Each Covered Person will be required to certify that each (i) has read and understands the guidelines contained in this Code and (ii) will comply with the terms of this Code.

II. COMPLIANCE WITH RULES AND REGULATIONS

The Corporation is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Covered Person, you must not only comply with applicable laws, however. You also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

III. CONFLICTS OF INTEREST

A. General Statement.

All Covered Persons are expected to use good ethical judgment and to avoid situations that create an actual or potential conflict between the Covered Person’s personal interests and the interests of the Corporation. A conflict of interest also exists where the Covered Person’s loyalties or actions are divided between the Corporation’s interests and those of another, such as a competitor, supplier or customer. Both the fact and the appearance of a conflict should be avoided.

Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest, Covered Persons must obtain the written approval of the Audit Committee of the Board of Directors.

While it is not feasible to describe all possible conflicts of interest that could develop, the following are some of the more common examples.

B. Examples of Conflicts.

1. Financial Interest in Another Business. Covered Persons should not have a direct or indirect financial interest in a customer, supplier, competitor or others with whom the Corporation does business. The ownership of less than one percent (1%) of the publicly traded stock of a corporation will not be considered a conflict.

2. Other Employment and Outside Activities. Covered Persons should not work for, become directly or indirectly involved with or receive compensation of any sort from a customer, supplier or competitor of the Corporation or others with whom the Corporation does business. Covered Persons should not engage in any activity that may be competitive with or contrary to the interests of the Corporation.

3. Corporate Opportunities. Business opportunities of which Covered Persons learn as a result of employment with the Corporation belong to the Corporation, if within the scope of the Corporation’s existing or contemplated business, and should not be taken advantage of for personal gain.

4. Loans and Guarantees. Certain loans to and guarantees of obligations of directors and executive officers are prohibited by federal securities laws.

IV. DISCLOSURE IN REPORTS

The Corporation is committed to providing full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission, state authorities and in other public communications made by the Corporation.

V.COMPLIANCE WITH THIS CODE

If Covered Persons have questions about this Code, advice should be sought from the Audit Committee of the Board of Directors. If a Covered Person knows of or suspects a conflict of interest or a violation of applicable laws or regulations or this Code, the Covered Person must immediately report that information to the Chief Executive Officer or, if the suspected violation concerns the Chief Executive Officer, to the Corporation’s General Counsel.

VI. ACCOUNTABILITY; WAIVER OF THIS CODE

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual’s employment.

The Corporation will waive application of the policies set forth in this Code only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code may be made only by the Board of Directors or the Audit Committee of the Board and will be disclosed as required under applicable law and regulations.

VII. WHISTLEBLOWER PROTECTIONS

Federal and state laws prohibit retaliatory action by public companies against their employees who take certain lawful actions when they suspect wrongdoing on the part of their employer. In furtherance of the Corporation’s obligations under federal law, as well as to preserve the integrity of this Code, the Corporation may not discharge, demote, suspend, threaten, harass or in any other manner punish, discriminate or otherwise retaliate against an employee because of any lawful act done by the employee to:

a. provide information, cause information to be provided to, or otherwise assist in an investigation by a federal regulatory or law enforcement agency, any member of Congress or committee of Congress, or any person with supervisory authority over the employee (or such other person working for the Corporation who has the authority to investigate, discover or terminate misconduct), where such information or investigation relates to any conduct that the employee reasonably believes constitutes a violation of federal mail fraud, wire fraud, bank fraud, or securities fraud laws, any SEC rule or regulation, or any other federal law relating to fraud against shareholders;

b. file, cause to be filed, testify, participate in or otherwise assist in a proceeding relating to alleged violations of any of the federal fraud or securities laws described above; or

c. report, or cause to be reported, any complaint under this Code.

The Corporation is committed to maintaining an environment in which people feel free to report all suspected incidents of inaccurate financial reporting or fraud. No retaliatory action will be taken against any person who in good faith reports any conduct which he or she reasonably believes may violate this Code. In addition, no retaliatory action will be taken against any individual who in good faith assists or participates in an investigation, proceeding or hearing relating to a complaint about the Corporation’s auditing or financial disclosures, or who files, causes to be filed, testifies or otherwise assists in such a proceeding. However, a person who files a report or provides evidence which he or she knows to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of employment or other association with the Corporation.

Adopted By the Board of Directors of the Corporation as of August 28, 2004

MOLECULAR IMAGING CORPORATION

Code of Ethics

for

the Principal Executive Officer and

Senior Financial Officers

Receipt and Agreement of Compliance Notice

OFFICER’S NAME:

I have read and understand Molecular Imaging Corporation’s Code of Ethics for the Principal Executive Officer and Senior Financial Officers and hereby acknowledge receipt thereof. I agree to comply with the requirements of such code.

Signature

Date

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